NEWS RELEASE

For further information contact Richard Preckel, 636-733-1600

MAVERICK TUBE CORPORATION PROVIDES GUIDANCE ON SECOND QUARTER 2005 OPERATING RESULTS

ST. LOUIS, June 23, 2005 – Maverick Tube Corporation (NYSE:MVK) reported today that it currently anticipates earnings for the second quarter in the range of $0.58 and $0.63 per share exclusive of any impact from the previously announced sale of the Company’s industrial HSS (hollow structural sections) business.

While the energy business remains strong, the Company currently anticipates weaker than expected earnings contributions from its industrial products. In particular, shipments of electrical conduit products by the Republic Conduit business unit are expected to be lower than anticipated, although pricing remains in line with or slightly better than previous expectations. In addition, both shipments and pricing of the Company’s HSS industrial products are also anticipated to be below previous expectations.

While the Company continues to anticipate an increase in electrical conduit shipments in the second half of the year based on projections of increased nonresidential construction activity, there have been no tangible signs of such an industry recovery to date. Nevertheless, the anticipated effect of lower steel costs is expected to largely offset the effect of lower than previously anticipated shipments of electrical conduit in the second half of 2005. On the positive side, the Company’s previously announced sale of its HSS product line is expected to close in the second quarter, resulting in an anticipated gain of $0.25 per share.

Earnings contributions from the Company’s energy products in the second quarter were in line with previously announced expectations. According to C. Robert Bunch, Maverick’s Chairman and Chief Executive Officer, “We continue to expect drilling activity in second half of 2005 to be robust.” Mr. Bunch continued, “This should support the pricing of our energy products even as steel costs recede from the unprecedented highs a few months ago. Accordingly, we expect that our energy businesses will exceed previously announced expectations in the second half of the year. Based on these current expectations, we continue to expect the Company’s earnings for the year to be in line with the higher end of our previous guidance. ”

Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.

This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.